Exhibit 99.1

NorthWestern Corporation
d/b/a NorthWestern Energy
125 S. Dakota Ave.
Sioux Falls, SD 57104
www.northwesternenergy.com

News Release	NASDAQ: NWEC

FOR IMMEDIATE RELEASE

Media/Investor Relations Contact:

Roger Schrum

605-978-2848

roger.schrum@northwestern.com

NORTHWESTERN’S BOARD NAMES MICHAEL J. HANSON

AS PRESIDENT, CHIEF EXECUTIVE OFFICER AND DIRECTOR

SIOUX FALLS, S.D. – May 23, 2005 – NorthWestern Corporation d/b/a NorthWestern Energy (NASDAQ: NWEC) today announced that the Board of Directors has named Michael J. Hanson as President and Chief Executive Officer and as a Director of the Board.  Hanson will stand for election to NorthWestern’s Board at the Company’s annual meeting scheduled for July 14, 2005, in Sioux Falls, S.D.

E. Linn Draper, Jr., Chairman of the Board of Directors, said, “Mike’s knowledge of NorthWestern and the utility industry, his leadership skills and his performance since being named President were key factors in the Board’s decision. The Board believes Mike is the best person to lead the Company as it continues to provide value for our customers, our shareholders and our employees.”

Hanson, 46, was named President of NorthWestern in March 2005, and previously served as the Company’s Chief Operating Officer since 2003.  Hanson joined NorthWestern in 1998 and served as President and Chief Executive Officer of the Company’s utility division until 2003.

“I appreciate the confidence the Board has placed with me, and I am excited about the Company’s prospects as a utility-focused company.  We have a great group of employees and a solid, experienced management team, and I look forward to leading NorthWestern in what I believe will be an extremely promising future for our stakeholders.”

Hanson holds a Juris Doctor degree from William Mitchell College of Law, a Bachelor of Science degree in Accountancy from the University of Wisconsin, and attended the United States Naval Academy with a focus on Engineering/Political Science.

Prior to joining NorthWestern, Hanson was general manager and chief executive of Northern States Power’s North Dakota and South Dakota operations. He worked for NSP for nearly 20 years in various financial, legal and operating leadership positions.  Hanson is a member of the Board of Directors for the Edison Electric Institute and several not-for-profit organizations.

McNeill Resigns from NorthWestern Board

NorthWestern also announced that Corbin A McNeill, Jr. has resigned as a member of the Board of Directors, effective immediately.  McNeill said he is leaving NorthWestern’s Board to remain with Portland General Electric (PGE) where he serves as Chairman of the Board of

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Directors.  McNeill has advised the Federal Energy Regulatory Commission of his decision to leave NorthWestern’s board since he may be considered to hold interlocking directorships with nonaffiliated utilities by serving on both the NorthWestern and PGE boards.

“I have enjoyed my time with NorthWestern, and I would have liked to continue on its Board.  However, I have made a commitment to Portland General Electric and will remain with the Company as it continues to work toward becoming an independent company,” McNeill said.

About NorthWestern Energy

NorthWestern Energy is one of the largest providers of electricity and natural gas in the Upper Midwest and Northwest, serving more than 617,000 customers in Montana, South Dakota and Nebraska.   More information on NorthWestern Energy is available on the Company’s Web site at www.northwesternenergy.com.

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